Exhibit (h)(2)

FORM OF AGENCY SERVICES AGREEMENT

THIS AGENCY SERVICES AGREEMENT made as of the ___ day of ____________, 2006 by and between PROSHARES TRUST, a Delaware business trust and registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), with offices at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814. (the “Trust”) and JPMORGAN CHASE BANK, N.A. a national banking association with a place of business at 3 Chase MetroTech Center, Brooklyn, New York 11245 (“Bank”).

PREMISE

Bank, in its capacity as custodian of the Trust has been engaged to provide U.S. domestic custody services to the Trust and its various series pursuant to the terms of a Domestic Custody Agreement dated as of the date hereof (the “Custody Agreement”). The Trust intends to issue in respect of its series listed on Exhibit A hereto, as amended from time to time (each an “ETF Series”), exchange-traded shares in respect of each such ETF Series known as “ETF Shares.” The ETF Shares shall be issued in bundles called “Creation Units” (hereinafter defined). The Trust, on behalf of the ETF Series, shall issue and redeem ETF Shares of each ETF Series only in Creation Units principally in kind for portfolio securities of the particular ETF Series (“Deposit Securities”) or cash, as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-1A, No. _____; and as authorized under the Order of Exemption dated ____________ of the Securities and Exchange Commission, Investment Company Act Release No. ______; File No. _________. Only brokers or dealers that are “Authorized Participants” (hereinafter defined) and that have entered into an Authorized Participant Agreement substantially in the form of Exhibit B hereto with the Distributor (hereinafter defined), acting on behalf of the Trust, shall be authorized to purchase and redeem ETF Shares in Creation Units from the Trust. The Trust wishes to engage Bank to perform certain services on behalf of the Trust with respect to the purchase and redemption of ETF Shares, as the Trust’s agent, namely: to provide transfer agent services for ETF Shares of each ETF Series; to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation) with respect to the settlement of trade orders with Authorized Participants; and to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of purchases of Creation Units against Deposit Securities or cash that shall be delivered by Authorized Participants in exchange for ETF Shares and the redemption of ETF Shares in Creation Units against the delivery of “Redemption Securities” (hereinafter defined) or cash of each ETF Series.

NOW THEREFORE, in consideration of the premise and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Trust and Bank agree as follows:

1. DEFINITIONS. The following terms as used in this Agreement shall have the meanings as set forth below:

Agreement: means this Agency Services Agreement.

Authorized Participant: a broker or dealer that is a DTC participant and that has executed an Authorized Participant Agreement with the Distributor for the purchase and redemption of Creation Units.

Authorized Participant Agreement: the agreement, substantially in the form of Exhibit B hereto, between the Distributor, on behalf of the Trust, and a broker or dealer that is a DTC participant governing the purchase and redemption of Creation Units.

Authorized Person: means any person who has been designated by written notice from the Trust (or by any agent designated by the Trust, including, without limitation, an investment manager), to act on behalf of the Trust hereunder. Such persons will continue to be Authorized Persons until such time as Bank receives Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.

Bank: as the context requires means JPMorgan Chase Bank, N.A. in its capacity as Transfer Agent, Index Receipt Agent or Custodian for the Trust.

Balancing Amount: means an amount of cash equal to the difference between the net asset value of a Creation Unit and the market value of the Deposit Securities (in the case of a purchase) or the market value of the Redemption Securities (in the case of a redemption). For purchases of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable to the ETF Series by the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable by the ETF Series to the Authorized Participant. For redemptions of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable by the ETF Series to the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable to the ETF Series by the Authorized Participant.

“Bank Indemnitees” means Bank, and its nominees, directors, officers, employees and agents.

Bearish ProShare: means each ETF Series that issues and redeems Creation Units against the delivery of cash only. Bearish ProShares will not use the Clearing Process to effectuate their settlements.

Bullish ProShare: means each ETF Series that issues and redeems Creation Units against delivery of a Creation Deposit. Bullish ProShares will use the Clearing Process to effectuate their settlements except as otherwise agreed by the Trust and Bank with respect to particular Creation Unit issuances.

Cash Component: means an amount of cash consisting of the Balancing Amount and a Transaction Fee.

Clearing Process: means CNS, the NSCC clearing and settlement process for the purchase and redemption of Creation Units for securities in kind.

CNS: means the Continuous Net Settlement System of NSCC.

Creation Unit: means a large block of a specified number of ETF Shares, as specified in the ETF Series’ prospectus. A Creation Unit is the minimum number of ETF Shares that may be created or redeemed at any one time.

Creation Deposit: means the consideration for the purchase of a Creation Unit consisting of Deposit Securities and the Balancing Amount.

Custody Agreement: means the custody agreement entitled “Domestic Custody Agreement” between the Trust and Bank dated as of the date hereof as it may be amended from time to time.

Custodian: means Bank acting in the capacity as custodian for the Trust.

Deposit Securities: means the designated basket of securities that must be tendered to a Bullish ProShares ETF Series by an Authorized Participant to purchase one or more Creation Units of the ETF Shares of that ETF Series except as otherwise agreed by the Trust and an Authorized Participant with respect to a customized basket of securities.

Distributor: means the party identified as distributor in the Trust prospectus that signs the Authorized Participant Agreement on behalf of the Trust.

DTC: means The Depository Trust Company, a limited purpose trust company organized under the law of the State of New York.

DTC Participant: means a “participant” as such term is defined in the rules of DTC.

DTC Participant Account: means an “account” as such term is defined in the rules of DTC.

ETF Series: means the series of the Trust that are listed on Exhibit A hereto, as amended from time to time.

ETF Shares: means the shares of each ETF Series.

Index Receipt Agent: means Bank acting in the capacity as “index receipt agent”, as such term is defined in the rules of NSCC, for the Trust.

Instructions: means instructions which: (i) contain all necessary information required by Bank to enable Bank to carry out the Instructions; (ii) are received by Bank in writing or via Bank’s electronic instruction system, SWIFT, telephone, tested telex, facsimile or such other methods as are for the time being agreed by the Trust (or an Authorized Person) and Bank; and (iii) Bank reasonably believes have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify.

Liabilities: means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

NSCC: National Securities Clearing Corporation, a clearing agency that is registered with the Securities and Exchange Commission (the “SEC”).

Outside the Clearing Process: means processing purchase and redemption orders concerning Creation Units and Deposit Securities and Redemption Securities for settlement exclusively through DTC or, when the settlement is not DTC eligible, as a window delivery to the offices of the Custodian.

Redemption Securities: means the designated basket of securities provided by the Trust to an Authorized Participant redeeming a Creation Unit. On any given day, the Redemption Securities may or may not be identical to the Deposit Securities.

Shareholder: means DTC or its nominee. A single global certificate for each ETF Series will be issued in the name of DTC or its nominee. DTC or its nominee shall be the sole registered holder of ETF Shares of each ETF Series.

Transaction Fee: means a transaction fee imposed by the Trust and payable by the Authorized Participant in connection with the issuance or redemption of Creation Units.

Transfer Agent: means Bank acting in the capacity as transfer agent for the ETF Shares of each ETF Series of the Trust.

Trust: means ProShares Trust, a Delaware business trust and registered investment company under the 1940 Act.

2. APPOINTMENT. The Trust hereby appoints Bank to provide services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the “Board”), on the terms set forth in this Agreement. Bank accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of this Agreement.

3. REPRESENTATIONS AND WARRANTIES.

(a) Bank represents and warrants to the Trust that:

(i) Bank is a corporation, duly organized and existing as a banking corporation under the laws of the State of New York;

(ii) Bank is duly qualified to carry on its business in the State of New York;

(iii) Bank is empowered under applicable laws and by its charter and by-laws to enter into and perform the services described in this Agreement;

(iv) all requisite corporate action has been taken to authorize Bank to enter into and perform this Agreement;

(v) Bank has, and shall continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi) no legal or administrative proceedings have been instituted or threatened against Bank which would impair Bank’s ability to perform its duties and obligations under this Agreement; and

(vii) Bank’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Bank or any law or regulation applicable to Bank;

(viii) Bank, has established pursuant to the Bank Secrecy Act, and other U.S. laws and regulations applicable to it, Anti-Money Laundering (AML) compliance programs, including but not limited to: (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer; (3) the implementation of ongoing employee training programs; and (4) the creation of an independent audit function to test such programs.

(ix) Bank has a customer identification program (CIP) consistent with the rules under section 326 of the USA Patriot Act and application of such program in respect of the services under this Agency Services Agreement shall be limited to the review of the Trust as a customer of Bank. The Depository Trust Company is exempt from CIP requirements;

(x) To the extent that Bank is required to effect currency transactions related to the services under this Agency Services Agreement, Bank, in respect of those transactions, will (1) file all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (2) screen all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act, and (3) allow appropriate regulators to examine its anti-money laundering books and records.

(xi) Bank: (i) has in place policies and procedures reasonably designed to ensure compliance with the transfer agent rules of the Securities Exchange Act of 1934, as amended; (ii) will upon request provide certifications and any updates to such policies and procedures to the Trust’s Chief Compliance Officer, and (iii) will maintain appropriate records in accordance with said transfer agent rules.

(xii) Bank will comply with the Trust’s portfolio holdings disclosure policy (a copy of which is attached hereto and marked Exhibit B).

(xiii) Bank is not affiliated with the American Stock Exchange and other listing exchange or any underlying index provider for any ETF Series.

Bank further agrees that upon the Trust’s request, but no more frequently than annually, to provide the Trust’s Chief Compliance Officer with an assurance letter regarding compliance with Bank’s AML programs.

(b) The Trust represents and warrants to Bank that:

(i) the Trust is duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) the Trust is empowered under applicable laws and by its charter document and by-laws to enter into and perform this Agreement;

(iii) all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

(iv) the Trust is an open-end management investment company properly registered under the 1940 Act,;

(v) a registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act on Form N-1A has been filed and shall be effective and shall remain effective during the term of this Agreement, and all necessary filings under the laws of the states shall have been made and shall be current during the term of this Agreement;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement, other than as described in the Trust’s registration statement;

(vii) the Trust’s registration statement complies in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Trust’s prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

(viii) the Trust’s entrance into this Agreement shall not cause a material breach of or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

(ix) the Trust has established pursuant to the USA Patriot Act and other U.S. laws and regulations applicable to it, Anti-Money Laundering (AML) compliance programs, including but not limited to: (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer; (3) the implementation of ongoing employee training programs; and (4) the creation of an independent audit function to test such programs; (5) a customer identification program consistent with the rules under section 326 of the USA Patriot Act; (6) filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act, and (8) allows for appropriate regulators to examine its anti-money laundering books and records. The Trust further agrees to provide upon Bank’s request, but no more frequently than annually, the Trust’s Chief Compliance Officer’s assurance letter regarding compliance with Trust’s AML programs. It is understood that the Trust may retain one or more service providers to implement the foregoing requirements on its behalf.

4. DELIVERY OF DOCUMENTS.

The Trust shall promptly furnish to Bank such copies, properly certified or authenticated, of contracts, documents and other related information that Bank may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following:

(i) Resolutions of the Board of Trustees of the Trust authorizing the appointment of Bank to provide certain services to the Trust;

(ii) The Trust’s charter documents;

(iii) The Trust’s by-laws;

(iv) The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC;

(v) The Trust’s registration statement including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(vi) The Trust’s application for an Order of Exemption with respect to the ETF Series and ETF Shares, and the Order of Exemption of the SEC granting the relief requested in the application.

(vii) Opinions of counsel for information purposes only and regarding the Trust securities issuances- and auditors’ reports;

(viii) The Trust’s prospectuses and statements of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such prospectuses and statements of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein referred to as the “Prospectuses”);

(ix) The Trust’s current and ongoing annual and semi-annual reports; and

(x) Such other agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

Upon the Trust’s request , from time to time, Bank shall promptly furnish to the Trust a copy of Bank’s most current SAS 70 report prepared by Bank’s external auditors on Bank’s system of internal accounting controls.

5. SERVICES PROVIDED.

Bank shall provide the following services subject to the control, direction and supervision of the Board of Trustees of the Trust and its designated agents and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, charter document and by-laws; all applicable laws, rules and regulations; and all resolutions and policies implemented by the Board:

(i) Transfer Agency Services described in Schedule A to this Agreement;

(ii) Index Receipt Agent Services described in Schedule B to this Agreement, and

(iii) such other services in connection with ETF Shares as the parties may mutually agree in writing.

Such services shall be performed by Bank in accordance with the service standards set forth in Schedule A and Schedule B to this Agreement, respectively, and in accordance with any operating procedures that may be agreed upon by the parties hereto.

6. FEES AND EXPENSES.

(a) As compensation for the Agency Services rendered to the Trust pursuant to this Agreement the Trust shall pay to Bank the fees referenced in the Fee Schedule to the Custody Agreement. The Agency Services fees are to be billed quarterly at the end of each calendar quarter and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of Agency Services under this Agreement before the end of any quarter, the fee for the part of the quarter before such termination shall be prorated according to the proportion which such part bears to the full quarterly period and shall be payable upon the date of such termination.

(b) Bank shall render, after the close of each quarter in which services have been furnished, a statement reflecting all of the fees and expenses for such quarter). Fees and expenses remaining unpaid after thirty (30) days from the date of receipt of the applicable statement shall bear interest, from the date of the statement to the date of repayment to Bank by the Trust, at the Federal Funds Rate + 50 basis points (0.50%) and all costs and expenses of effecting collection of any such sums, including reasonable attorney’s fees, shall be paid by the Trust to Bank. In the event that the Trust disputes a fee or fees for a particular billing period and it is determined by the parties that an adjustment of the fees in favor of the Trust is in order, interest shall not be charged on the amount of the fee that is the subject of such adjustment, provided that the adjusted amount due is paid promptly.

(c) In the event that the Trust is more than sixty (60) days delinquent in payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Trust), this Agreement may be terminated by Bank upon thirty (30) days’ written notice to the Trust. The Trust must notify Bank in writing of any disputed amounts within thirty (30) days of its receipt of the billing for such amounts. Amounts disputed in good faith are not due and payable while they are being investigated.

7. INSTRUCTIONS.

(a) Trust authorizes Bank to accept and act upon any Instructions received by it without inquiry. Trust will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which Bank is authorized to rely under the terms of this Agreement.

(b) Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or suspended.

(c) Bank may (in its sole discretion and without affecting any part of this Section 7) seek reasonable clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon the Instruction if it does not receive clarification or confirmation satisfactory to it. Bank shall not be liable for any loss arising from any delay while it seeks such clarification or confirmation, except to the extent that such delay results from the bad faith or willful misconduct of Bank.

(d) Either party may record any of their telephonic communications with the other party.

8. LIMITATIONS OF LIABILITY AND INDEMNIFICATION.

(a) Bank shall use reasonable care in performing its duties under this Agreement.

(b) Bank shall be liable to the Trust for its direct damages to the extent they result from Bank’s negligence, bad faith or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances shall Bank be liable for any indirect, special or consequential damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

(c) Without limiting subsections (a) and (b) above, Bank shall not be responsible for, and the Trust shall indemnify and hold Bank, its officers, employees and agents harmless from and against, any and all Liabilities, incurred by Bank, any of its officers, employees or agents, or the Trust’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of Bank or its officers, employees or agents required to be taken pursuant to this Agreement;

(ii) the reasonable reliance on or use by Bank or its officers, employees or agents of information, records, or documents which are received by Bank or its officers, employees or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

(iii) the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misconduct;

(iv) the breach of any representation or warranty of the Trust hereunder;

(v) reliance by Bank, its officers, employees or agents on any share certificates which are reasonably believed to bear the proper manual or facsimile signature of an Authorized Person;

(vi) any delays, inaccuracies, errors in or omissions from information or data provided to Bank by data, corporate action or pricing services, depositories or clearing systems, or securities brokers or dealers;

(vii) the offer or sale of ETF Shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such ETF Shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(viii) any failure of the Trust’s registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in the Trust’s Prospectuses;

(ix) the actions taken by the Trust, the Distributor or by the Trust’s investment advisers in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

(x) all actions, omissions, or errors caused by third parties to whom Bank or the Trust have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust or the Distributor, or by the Trust’s investment advisers, administrator or sponsor.

Notwithstanding subsections (a) above, Bank shall have no duty or obligation of reasonable care with respect to any of the activities described in clauses (vii), (viii), (ix) or (x) of this subsection (c).

(d) The Trust shall defend Bank or, at the Trust’s option, settle any claim, demand or cause of action, whether groundless or otherwise, that the ETF Shares or any of the services provided herein for the Trust infringes on, violates or misappropriates any patent, copyright, trademark, trade secret or any other proprietary right, and shall indemnify and hold harmless Bank, its officers, employees and agents against all Liabilities, including court and settlement costs incurred by Bank or any of them as a result of or relating to such claim, demand or cause of action (“Third Party Claim”). Bank shall notify the Trust in writing of any such Third Party Claim, and give the Trust all reasonably necessary information and assistance to defend or settle such Third Party Claim. Bank may participate in the defense or settlement of the Third Party Claim but shall not enter into any settlement with respect to such Third Party Claim without the prior written consent of the Trust, which consent shall not be withheld in a manner contrary to reasonable business practice.

(e) This Section 8 shall survive the termination of this Agreement, regardless of the party that terminated the Agreement or the reason therefor.

9. TERM. This Agreement shall become effective on the date first hereinabove written. The Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect until terminated by either party and may be terminated without penalty (i) by either party upon the provision of at least sixty (60) days’ advance written notice, or (ii) by mutual agreement of the parties. The terminating party in its notice to the other party shall specify the date of termination. If either of the Mutual Funds Service Agreement or the Custody Agreement is terminated prior to the date of any termination hereunder, then this Agreement shall automatically terminate on the date that the Mutual Funds Service Agreement or Custody Agreement terminates, anything herein to the contrary notwithstanding. Upon termination of this Agreement, the Trust shall pay to Bank such compensation and any reasonable out-of-pocket or other reimbursable expenses which may become due or payable under the terms of this Agreement as of the date of termination or, if Bank, with the written consent of the Trust, continues to perform any one or more of the services contemplated by this Agreement, after the date that the provision of such services ceases, whichever is later.

10. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:	ProShares Trust c/o ProFunds Advisors LLC 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814 Attention: General Counsel Telephone: (240) 497-6504 Fax: (240) 497-6530

If to Bank in its capacity as Transfer Agent to:

JPMorgan Chase Bank, N.A. 1 JPMorgan Intl Plaza/11 14201 Dallas Pkwy, Floor 11, Dallas, TX 752542917 Attention: Violet Smith Telephone: (469) 477-1071 Fax: (469) 477-1894

If to Bank in its capacity as Index Receipt Agent to:

JPMorgan Chase Bank, N.A. 3 MetroTech Center 8th Floor Brooklyn New York 11245 Attention: Adrian Dmytrenko Telephone: (718) 242-0866 Fax: (718) 242-2240

If to Bank in its capacity as Custodian, as provided for in the Custody Agreement.

11. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

12. FORCE MAJEURE. Bank shall maintain and update from time to time business continuation and disaster recovery procedures with respect to its Transfer Agent, Index Receipt Agent and domestic custody business that it determines from time to time meet reasonable commercial standards. Bank shall have no liability, however, for any damage, loss or expense of any nature that the Trust may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except to the extent that such fraud or forgery is attributed to Bank or to Bank’s employees), malfunction of equipment or software (except to the extent such malfunction is primarily attributable to Bank’s negligence or willful misconduct in selecting, operating or maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange), provided that Bank has notified the Trust promptly when it becomes aware of a specific occurrence or event and, subject to the circumstances, has used its best efforts to resolve the adverse effects of the specific occurrence or event.

13. AMENDMENTS. This Agreement may only be modified or amended from time to time by mutual written agreement between the parties.

14. ASSIGNMENT. Bank may not assign and delegate this Agreement and its rights and obligations hereunder without the prior written consent of the Trust, except that any corporation or banking association into which Bank may be merged or with which Bank may be consolidated, or any corporation or banking association resulting from any merger or consolidation to which Bank shall be a party, or any corporation or banking association succeeding to Bank’s corporate custody business, shall succeed to all Bank’s rights, obligations and immunities hereunder without the execution or filing of any consent or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

15. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

16. GOVERNING LAW AND JURISDICTION. This Agreement shall be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws and to the extent applicable, the choice of law forum provisions contained in New York General Obligations Law Sections 5-1401 and 5-1402, respectively. The United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County shall have sole and exclusive jurisdiction. Either of these courts shall have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of either of the courts specified and to accept service of process to vest personal jurisdiction over them in such courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

17. USE OF BANK NAME. The Trust shall not use Bank’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of Bank hereunder, in a manner not approved by Bank in writing prior to such use; provided, however, that Bank shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

18 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be an original and together shall constitute one and the same agreement.

19. HEADINGS. Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

20. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, and also including (i) the Custody Agreement to the extent custody services are provided by Bank in conjunction with Index Receipt Agent Services for ETF Shares, and (ii) the Fund Services Agreement to the extent fund accounting and administration services are provided by Bank in conjunction with the Transfer Agency Services for ETF Shares, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein for ETF Shares, whether oral or written.

21. CONFIDENTIALITY. Bank will not disclose the terms and conditions of this Agreement or any confidential or proprietary information concerning the business and operation of the Trust and the ETF Series except as is reasonably necessary to provide services to the Trust pursuant to this Agreement, as required by law or regulation, or with the prior written consent of the Trust. The Trust agrees to keep the terms and conditions of this Agreement confidential and, except where disclosure is required by law or regulation, will only disclose it (or any part of it) with the prior written consent of Bank.

22. SEVERAL OBLIGATIONS OF THE ETF SERIES. This Agreement is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually, and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders personally but are binding only upon the assets and property of the ETF Series. With respect to the obligations of each ETF Series arising hereunder, Bank shall look for payment or satisfaction of any such obligation solely to the assets of the ETF Series to which such obligation relates as though Bank had separately contracted by separate written instrument with respect to each ETF Series, and in no event shall Bank have recourse, by set-off or otherwise, to or against any assets of any other ETF Series.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PROSHARES TRUST

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

AGENCY SERVICES AGREEMENT

SCHEDULE A

TRANSFER AGENCY SERVICES

FOR ETF SERIES

Following are the Transfer Agency Services that shall be provided by Bank for the Trust in its capacity as Transfer Agent for each ETF Series.

A.	Issuance and Redemption of ETF Shares of each ETF Series.

1. Pursuant to such purchase orders that Index Receipt Agent shall receive from the Distributor or the Trust, Transfer Agent shall register the appropriate number of book entry only ETF Shares in the name of DTC or its nominee as the sole shareholder (the “Shareholder”) for each ETF Series and deliver the ETF Shares of the applicable ETF Series in Creation Units on the business day next following the trade date to the DTC Participant Account of the Custodian for settlement. It is understood and agreed that Bank, in its capacity as Transfer Agent, Index Receipt Agent or Custodian, shall not be responsible for determining whether any order, if accepted, shall result in the depositor of the Creation Deposit owning or appearing to own eighty percent (80%) or more of the outstanding ETF Shares of such ETF Series.

2. Pursuant to such redemption orders that Index Receipt Agent shall receive from the Distributor, the Trust or its agent, Transfer Agent shall redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable ETF Series.

3. Transfer Agent shall issue ETF Shares of the applicable ETF Series in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Transfer Agent. In issuing ETF Shares of the applicable ETF Series through DTC to a purchaser, Transfer Agent shall be entitled to rely upon the latest Instructions that are received from the Trust or its agent by the Index Receipt Agent (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the issuance and delivery of such shares for settlement.

4. Transfer Agent shall not issue any ETF Shares for a particular ETF Series where it has received an Instruction from the Trust or written notification from any federal or state authority that the sale of the ETF Shares of such ETF Series has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such Instructions or written notification.

5. Upon the issuance of ETF Shares of any ETF Series as provided herein, Transfer Agent shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Trust in connection with such issuance.

6. ETF Shares of any ETF Series may be redeemed in accordance with the procedures set forth in the Prospectus of the Trust and in the Authorized Participant Agreement and Bank shall duly process all redemption requests in accordance with such procedures.

B.	Payment of Dividends and Distributions on ETF Shares of each ETF Series.

1. Bank shall prepare and make payments for dividends and distributions declared by the Trust on behalf of the ETF Shares of the applicable ETF Series.

2. The Trust or its duly qualified agent identified to Bank (“Agent”) shall promptly notify both the Custodian and the Transfer Agent of the declaration of any dividend or distribution in respect of ETF Shares of each ETF Series. The Trust or the Agent shall furnish to Bank a statement signed by an Authorized Person: (i) indicating that dividends have been declared on a specific periodic basis and Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which the Shareholder shall be entitled to payment, the total amount payable to the Shareholder and the total amount payable to Bank as Transfer Agent on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by an ETF Series in respect of ETF Shares, the date of payment thereof, the record date as of which the Shareholder is entitled to payment, and the amount payable per share to the Shareholder as of that date and the total amount payable to Transfer Agent on the payment date. The Trust’s Board of Trustees shall approve the Authorized Persons to provide such information to Bank.

3. Upon its receipt from the Trust or the Agent of the information set forth in Subsection 2 immediately above, the Transfer Agent, based upon the amount of ETF Shares for the applicable ETF Series outstanding on its records, shall calculate the total dollar amount of the dividend or distribution on each ETF Series and notify the Trust or the Agent of this amount. The Trust or the Agent shall verify this total dollar amount as calculated by the Transfer Agent. Provided the Trust or the Agent is in agreement with the Transfer Agent, the Trust or the Agent shall instruct the Custodian to place in a dividend disbursing account maintained by the Transfer Agent funds equal to the total cash amount of the dividend or distribution to be paid out in respect of ETF Shares of each ETF Series. Should Custodian determine that it does not have sufficient cash in the

Custody Account to pay the total amount of the dividend or distribution to the Transfer Agent, Custodian shall advise the Trust and the Trust shall either adjust the rate of the dividend or distribution or provide additional cash to Custodian for credit to the dividend disbursing account maintained by Transfer Agent. The Transfer Agent shall credit such dividend or distribution to the account of the Shareholder.

4. Should Transfer Agent not receive from Custodian sufficient cash to make payment as provided in the immediately preceding Subsection, Transfer Agent or Custodian shall notify the Trust, and Transfer Agent shall withhold payment to the Shareholder until sufficient cash is provided to Bank and Bank shall not be liable for any claim arising out of such withholding.

C.	Recordkeeping.

1. Bank shall create and maintain such records which the Bank is, or may be, required to create and maintain in accordance with all laws, rules and regulations applicable to Bank as a registered transfer agent, including, without limitation, Section 17A of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rules 31a-1 and 31a-2 under the 1940 Act. Bank agrees to make all books and records available for inspection and use by the Trust or by the SEC at reasonable times, and to otherwise keep all such books and records confidential. Bank shall maintain all such books and records for at least six years or for such other period as Bank and the Trust may mutually agree or as required by all applicable laws, rules and regulations.

2. Upon reasonable notice by the Trust, Bank shall make available during regular business hours all records and other data created and maintained by Bank as Transfer Agent for reasonable audit and inspection by the Trust, or any person retained by the Trust.

3. Bank shall record the issuance of ETF Shares of each ETF Series and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of ETF Shares of each ETF Series that are authorized, based upon data provided to Bank by the ETF Series, issued and outstanding. Also, Bank shall provide the Trust on a regular basis with the total number of ETF Shares authorized, issued and outstanding in respect of each ETF Series but shall not be responsible for, when recording the issuance of ETF Shares of each ETF Series, monitoring the issuance of such shares or compliance with any laws relating to the validity of the issuance or the legality of the sale of such shares.

D.	Establish Procedures.

Procedures applicable to the transfer agent services to be performed hereunder may be established from time to time by agreement between the Trust and Bank. Bank shall have the right to utilize any shareholder accounting and record-keeping systems that, in its reasonable opinion, enables it to perform any services to be performed hereunder.

AGENCY SERVICES AGREEMENT

SCHEDULE B

INDEX RECEIPT AGENT

AND RELATED CUSTODY SERVICES FOR ETF SERIES

Following are the Services that shall be provided by Bank for the Trust in respect of each ETF Series. Bank shall perform these services in conjunction with the custody services that are provided by Bank, as Custodian, to each ETF Series under the terms of the Custody Agreement. Bank shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of purchases and redemptions of Creation Units of each ETF Series.

A.	Index Receipt Agent Services for Bullish ProShares.

1. Bank, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust for the processing, clearance and the settlement of purchase and redemption orders for ETF Shares of each Bullish ProShares and Creation Deposits through the facilities of NSCC and DTC.

2. The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement in the form of Exhibit B hereto with each Authorized Participant, which Bank, in its capacity as Index Receipt Agent, shall acknowledge.

3. In connection with the procedures that may be established from time to time between Bank and the Trust on behalf of each Bullish ProShares for the processing, clearance and settlement of the purchase and redemption of Creation Units of ETF Shares of the applicable ETF Series through the Clearing Process, Bank shall:

(a) receive from the Distributor daily, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities for each ETF Series, the Balancing Amount and the Transaction Fee, and transmit the file as received from the Distributor to NSCC;

(b) receive from the Distributor on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains purchase orders from Authorized Participants that have been received and accepted by the Distributor on behalf of the Trust for each ETF Series, for the purchase of Creation Units against delivery of Deposit Securities and a Cash Component; transmit the file of purchase orders as received from the Distributor to NSCC; receive back from NSCC the file of purchase orders enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such purchase orders, instruct the Transfer Agent to issue the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account;

(c) receive from the Distributor on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains redemption orders from Authorized Participants that have been received and accepted by the Distributor on behalf of the Trust for each Fund; transmit the file of redemption orders as received from the Distributor to NSCC; receive back from NSCC the file of redemption orders enhanced with NSCC generated prices for the Redemption Securities that are in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such redemption orders, instruct the Transfer Agent to redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units and reduce the account of the Shareholder accordingly; and

(d) at the appropriate times, cause to be paid over to Authorized Participants Balancing Amounts on the purchase or redemption of Creation Units, as instructed by the Distributor or the Trust on behalf of each ETF Series.

4. Bank, from time to time, may receive from the Distributor a computer generated file similar in form and content to the file described in Subsection 3(a) above, but meeting NSCC’s requirements for the delivery of a customized basket of Deposit Securities or Redemption Securities, in respect of one or more of the ETF Series. Bank shall transmit this file as received from the Distributor to NSCC.

5. The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the purchase and redemption of ETF Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and each ETF Series, irrespective of whether in effecting such purchases and redemptions for the Trust on behalf of each ETF Series through the Clearing Process, Bank, as a member of NSCC, is acting as principal or as agent; and, in respect hereof, the Trust and each Series, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.

6. A creation order may be rejected by the Distributor or the Trust where a deposit basket does not contain securities specified, and the Bank shall monitor for such event and promptly advise the Distributor and the Trust of same.

B	Delivery of Bearish ProShares Creation and Redemption Orders.

Purchase and redemption orders for Creation Units for all Bearish ProShares will be transmitted to Bank by Distributor on behalf of the Trust on each trading day in the same computer generated files that contain Bullish ProShares purchase and redemption orders (referred to in paragraphs A3(b) and A3(c) above). Each such purchase and redemption order shall contain the CUSIP number of the particular Bullish and Bearish ProShares.

Prior to Bank’s delivery to NSCC of these computer generated files that it has received from Distributor and containing Bullish and Bearish ProShares trades, Bank shall remove from these files by their identifying CUSIP numbers the Bearish ProShares orders at DTC and post these Bearish ProShares orders to Bank’s custody system for settlement to the Bank’s designated participant account at DTC.

C.	Outside the Clearing Process.

1.	The following transactions shall be handled Outside the Clearing Process:

(i)	the settlement of purchase and redemption orders for Bearish ProShares;

(ii)	any purchase or redemption of ETF Shares that the Trust, its Distributor or another authorized agent shall instruct Bank to settle Outside the Clearing Process; and

(iii)	any security issue that is part of a Creation Deposit or redemption of ETF Shares and that according to NSCC rules is deemed to be ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.

2.	All such transactions shall be effected by Bank on a delivery versus payment and receive versus payment basis through DTC and according to DTC’s rules, and the Trust or the ETF Series shall provide to Bank the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust or the ETF Series Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC-eligible shall be settled as a window delivery pursuant to street practice. All such transactions shall be effected by Bank as Custodian and subject to the terms of the Custody Agreement.

D.	Settlement of Cash Component.

Any Cash Component to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of Bank’s overall daily net cash settlement at DTC.

E.	Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.

1. The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security issues in a basket of Deposit Securities settled through the Clearing Process. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, Bank shall book to a single control account maintained for all funds for which Bank provides Index Receipt Agent services (the “Control Account”), the quantity of the security that it failed to receive (each such fail a “short receive position”) and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement. Bank shall not post to any ETF Series account any cash that it receives from NSCC on a short receive position pending settlement.

2 Bank shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to any ETF Series. Bank will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such ETF Series and to the securities accounts of such other funds for whom Bank is acting as Index Receipt Agent. The Trust agrees that any such allocation shall be conclusive on the Trust and the affected ETF Series. When the Deposit Securities that are subject of the short receive positions are received by Bank, they will be credited by Bank on a FIFO basis to the custody accounts of the applicable funds. Bank shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its ETF Series accounts with Bank to settle the transaction. Custodian shall post Deposit Securities to the applicable ETF Series custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement.

3 Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, Bank, on notice and consultation with Trust, may elect to exercise NSCC’s buy-in rules with respect to that short position. If an ETF Series needs to sell a short security in its account, the Trust may request that Bank exercise a buy-in of the short security under applicable NSCC rules.

F	Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.

1. The Trust recognizes that on the redemption of Creation Units of an ETF Series through the Clearing Process Bank on behalf of the applicable ETF Series is obligated to deliver to NSCC on the settlement date the required type and amount of Redemption Securities to redeem the Creation Units of the applicable ETF Series. It shall be the responsibility of the Trust and each ETF Series to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of each ETF Series. Should the custody account of an ETF Series for any reason (for example, through the Trust’s participation in a securities lending program on behalf of the ETF Series) have a short position in respect of any of the securities issues comprising the basket of Redemption Securities (a “short delivery position”) with the result that, on settlement date, Bank is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that Bank shall be obligated under NSCC’s rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. Bank shall be entitled to charge to the account of the applicable ETF Series the amount of cash needed to cover the short delivery position. In the event that Bank advances its own funds to cover an ETF Series short delivery position, Bank, in its discretion, may charge the applicable EFT Series interest on the amount of the advance at the rate that Bank charges for advances of a similar nature to similar customers of Bank, unless Bank and the Trust have mutually agreed in writing upon another rate.

2. In the event that Bank shall have advanced its own funds to cover a short delivery position at NSCC for an ETF Series, Bank shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the ETF Series custody account as provided by Section 4.3(a) of the Custody Agreement. Nothing herein or in the Custody Agreement shall be construed to mandate that Bank, acting as Index Receipt Agent for the Trust and each ETF Series, effect redemptions of Creation Units where Bank, acting in good faith, believes that it may not be repaid an advance by the Trust or the ETF Series or otherwise not receive from the ETF Series delivery of the Redemption Securities that are the subject of a short delivery position.

G	Establish Procedures.

The Trust and Bank, from time to time, may establish written procedures for the processing and settlement and related activities effected for ETF Shares of each ETF Series through the Clearing Process and Outside the Clearing Process.

AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF PROSHARES ETF SERIES

SHORT500 PROSHARES

SHORT400 PROSHARES

SHORT30 PROSHARES

SHORT100 PROSHARES

ULTRASHORT500 PROSHARES

ULTRASHORT400 PROSHARES

ULTRASHORT30 PROSHARES

ULTRASHORT100 PROSHARES

ULTRA500 PROSHARES

ULTRA400 PROSHARES

ULTRA30 PROSHARES

ULTRA100 PROSHARES